Exhibit 99

FOR IMMEDIATE RELEASE

3M Announces First-Quarter Results;

Company Posts Sales of $7.6 Billion and Earnings of $1.85 per Share

First-Quarter Highlights:

–                 Organic local-currency sales growth of 3.3 percent

–                 Positive organic local-currency growth in all business groups and geographic areas

–                 Operating income margins of 22.8 percent, up 0.9 percentage points year-on-year

–                 Returned $1.5 billion to shareholders via dividends and gross share repurchases

–                 Increased first-quarter per-share dividend by 20 percent

–                 Announced acquisition of Polypore’s Separations Media business for $1.0 billion

ST. PAUL, Minn. — April 23, 2015 - 3M (NYSE: MMM) today reported first-quarter earnings of $1.85 per share, an increase of 3.4 percent versus the first quarter of 2014. Sales declined 3.2 percent year-on-year to $7.6 billion. Organic local-currency sales grew 3.3 percent and foreign currency translation reduced sales by 6.5 percent year-on-year.

Operating income was $1.7 billion and operating income margins for the quarter were 22.8 percent, up 0.9 percentage points year-on-year. First-quarter net income was $1.2 billion and the company converted 66 percent of net income to free cash flow.

3M paid $652 million in cash dividends to shareholders as the company increased its first-quarter per-share dividend by 20 percent. Also, the company repurchased $886 million of its own shares during the quarter.

Organic local-currency sales growth was 5.8 percent in Electronics and Energy, 4.1 percent in Safety and Graphics, 3.0 percent in Health Care, 2.7 percent in Industrial and 2.1 percent in Consumer. On a geographic basis, organic local-currency sales grew 5.6 percent in Asia Pacific, 3.6 percent in Latin America/Canada, 3.1 percent in the U.S. and 0.3 percent in EMEA (Europe, Middle East and Africa).

“We are executing well against a more challenging economic backdrop in early 2015,” said Inge G. Thulin, 3M’s chairman, president and chief executive officer. “The stronger U.S. dollar negatively impacted sales and earnings in the first quarter, and global economic growth was mixed. Despite these near-term challenges, we grew organically in all business groups and all geographic areas, and expanded operating margins by nearly a full percentage point.”

Thulin continued, “We also continue to invest for long-term success through research and development, commercialization and acquisitions. In February, we announced plans to acquire Polypore’s Separations Media business for $1.0 billion, which will enhance our existing filtration platform and help generate new growth opportunities across the company.”

The company noted that foreign currency impacts reduced first-quarter pre-tax earnings by approximately $90 million or the equivalent of $0.10 per share. For 2015 in total, 3M now expects foreign currency impacts to reduce earnings by $0.35 to $0.40 per share versus a prior expectation of negative $0.20 per share.

In light of the stronger U.S. dollar, 3M updated its 2015 financial expectations. The company now expects earnings to be in the range of $7.80 to $8.10 per share versus $8.00 to $8.30 per share previously. Foreign currency translation is expected to reduce 2015 sales by 6 to 7 percent versus a previous expected reduction of 4 to 5 percent. 3M also estimates its full-year tax rate will be in the range of 28.5 to 29.5 percent versus a previous forecast of 28 to 29 percent.

For the full year, 3M maintained its forecast for organic local-currency sales growth in the range of 3 to 6 percent. The company also affirmed its expectation of 90 to 100 percent free cash flow conversion.

First-Quarter Business Group Discussion

Industrial

•                  Sales of $2.7 billion, down 4.3 percent in U.S. dollars. Organic local-currency sales increased 2.7 percent and foreign currency translation reduced sales by 7.0 percent.

•                  On an organic local-currency basis:

•                  Sales growth was led by aerospace and commercial transportation, automotive OEM and 3M Purification.

•                  Sales increased in Latin America/Canada, the U.S. and Asia Pacific; EMEA sales were flat.

•                  Operating income was $598 million, down 3.3 percent year-on-year; operating margin of 22.5 percent.

Safety and Graphics

•                  Sales of $1.4 billion, down 3.6 percent in U.S. dollars. Organic local-currency sales increased 4.1 percent and foreign currency translation reduced sales by 7.7 percent.

•                  On an organic local-currency basis:

•                  Sales grew in personal safety, commercial solutions, and traffic safety and security; roofing granules declined year-on-year.

•                  Sales grew across all major geographies led by Asia Pacific, Latin America/Canada and the U.S.

•                  Operating income was $335 million, an increase of 5.3 percent year-on-year; operating margin of 24.4 percent.

Health Care

•                  Sales of $1.3 billion, down 3.3 percent in U.S. dollars. Organic local-currency sales increased 3.0 percent, acquisitions increased sales by 0.7 percent and foreign currency translation reduced sales by 7.0 percent.

•                  On an organic local-currency basis:

•                  Sales growth was positive in food safety, critical and chronic care, health information systems, infection prevention and oral care; drug delivery systems declined year-on-year.

•                  Sales increased in Asia Pacific, Latin America/Canada and the U.S.; EMEA sales declined year-on-year.

•                  Operating income was $408 million, a decline of 4.3 percent year-on-year; operating margin of 30.7 percent.

Electronics and Energy

•                  Sales of $1.3 billion, up 0.8 percent in U.S. dollars. Organic local-currency sales increased 5.8 percent, divestitures reduced sales by 0.9 percent and foreign currency translation reduced sales by 4.1 percent.

•                  On an organic local-currency basis:

•                  Electronics-related sales increased 12 percent with strong growth in both electronics materials solutions, and display materials and systems; energy-related sales declined 3 percent, with electrical markets flat while telecom and renewable energy both declined.

•                  Sales grew in all major geographies led by Asia Pacific, EMEA and Latin America/Canada.

•                  Operating income was $283 million, up 24.3 percent year-on-year; operating margin of 21.4 percent.

Consumer

•                  Sales of $1.0 billion, down 2.9 percent in U.S. dollars. Organic local-currency sales increased 2.1 percent and foreign currency translation reduced sales by 5.0 percent.

•                  On an organic local-currency basis:

•                  Sales grew in all businesses led by DIY and home care.

•                  Sales increased in the U.S. and Asia Pacific; EMEA and Latin America/Canada sales declined slightly year-on-year.

•                  Operating income was $240 million, up 5.2 percent year-on-year; operating margin of 22.9 percent.

3M will conduct an investor teleconference at 9:00 a.m. EDT (8:00 a.m. CDT) today. Investors can access this conference via the following:

•               Live webcast at http://investors.3M.com.

•               Live telephone:

Call 800-762-2596 within the U.S. or +1 212-231-2916 outside the U.S. Please join the call at least 10 minutes before the start time.

•               Webcast replay:

Go to 3M’s Investor Relations website at http://investors.3M.com and click on “Quarterly Earnings.”

•               Telephone replay:

•               Call 800-633-8284 within the U.S. or +1 402-977-9140 outside the U.S. (for both U.S. and outside the U.S. access code is 21735067). The telephone replay will be available until 10:30 a.m. CDT on April 28, 2015.

Forward-Looking Statements

This news release contains forward-looking information about 3M’s financial results and estimates and business prospects that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “aim,” “project,” “intend,” “plan,” “believe,” “will,” “should,” “could,” “target,” “forecast” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic and capital markets conditions and other factors beyond the Company’s control, including natural and other disasters affecting the operations of the Company or its customers and suppliers; (2) the Company’s credit ratings and its cost of capital; (3) competitive conditions and customer preferences; (4) foreign currency exchange rates and fluctuations in those rates; (5) the timing and market acceptance of new product offerings; (6) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (7) the impact of acquisitions, strategic alliances, divestitures, and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (8) generating fewer productivity improvements than estimated; (9) unanticipated problems or delays with the phased implementation of a global enterprise resource planning (ERP) system, or security breaches and other disruptions to the Company’s information technology infrastructure; and (10) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Annual Report under “Cautionary Note Concerning Factors That May Affect Future Results” and “Risk Factors” in Part I, Items 1 and 1A. The information contained in this news release is as of the date indicated. The Company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

3M Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

(Millions, except per-share amounts)

(Unaudited)

	Three-months ended
	March 31,
	2015	2014

Net sales	$7,578	$7,831

Operating expenses
Cost of sales	3,821	4,031
Selling, general and administrative expenses	1,564	1,632
Research, development and related expenses	463	452

Total operating expenses	5,848	6,115

Operating income	1,730	1,716

Interest expense and income
Interest expense	31	37
Interest income	(4)	(9)

Total interest expense – net	27	28

Income before income taxes	1,703	1,688

Provision for income taxes	502	463

Net income including noncontrolling interest	$1,201	$1,225

Less: Net income attributable to noncontrolling interest	2	18

Net income attributable to 3M	$1,199	$1,207

Weighted average 3M common shares outstanding – basic	636.2	661.5
Earnings per share attributable to 3M common shareholders – basic	$1.88	$1.83

Weighted average 3M common shares outstanding – diluted	649.2	674.5
Earnings per share attributable to 3M common shareholders – diluted	$1.85	$1.79

Cash dividends paid per 3M common share	$1.025	$0.855

3M Company and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in millions)

(Unaudited)

	Mar. 31,	Dec. 31,	Mar. 31,
	2015	2014	2014
ASSETS
Current assets
Cash and cash equivalents	$1,791	$1,897	$1,954
Marketable securities – current	1,018	626	860
Accounts receivable – net	4,408	4,238	4,598
Inventories	3,704	3,706	3,972
Other current assets	1,597	1,298	1,378
Total current assets	12,518	11,765	12,762
Marketable securities – non-current	13	828	1,360
Investments	102	102	120
Property, plant and equipment – net	8,286	8,489	8,630
Goodwill and intangible assets – net	8,330	8,485	8,988
Prepaid pension benefits (b)	56	46	624
Other assets (b)	1,338	1,554	1,063
Total assets	$30,643	$31,269	$33,547

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings and current portion of long-term debt	$132	$106	$2,176
Accounts payable	1,801	1,807	1,866
Accrued payroll	446	732	491
Accrued income taxes	464	435	481
Other current liabilities (a)	2,239	2,918	2,436
Total current liabilities	5,082	5,998	7,450
Long-term debt	6,459	6,731	4,401
Pension and postretirement benefits (b)	3,764	3,843	1,809
Other liabilities	1,386	1,555	1,963
Total liabilities	$16,691	$18,127	$15,623

Total equity (a)(b)	$13,952	$13,142	$17,924
Shares outstanding
March 31, 2015: 634,340,975 shares
December 31, 2014: 635,134,594 shares
March 31, 2014: 654,278,447 shares
Total liabilities and equity	$30,643	$31,269	$33,547

(a)         In December 2014, 3M’s Board of Directors declared a first-quarter 2015 dividend of $1.025 per share (paid in March 2015). This reduced 3M’s stockholders equity and increased other current liabilities as of December 31, 2014, by approximately $0.6 billion.

(b)         The changes in 3M’s defined benefit pension and postretirement plans’ funded status, which is required to be measured as of each year-end, significantly impacted several balance sheet amounts. In the fourth quarter of 2014, these required annual measurements decreased prepaid pension benefits by $0.7 billion, increased deferred taxes within other assets by $0.8 billion, increased pension and postretirement benefits’ long-term liabilities by $1.9 billion, and decreased stockholders’ equity by $1.8 billion. Other pension and postretirement changes during the year, such as contributions and amortization, also impacted these balance sheet amounts.

3M Company and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

(Unaudited)

	Three-months ended
	March 31,
	2015	2014
NET CASH PROVIDED BY OPERATING ACTIVITIES	$1,080	$1,092

Cash flows from investing activities:
Purchases of property, plant and equipment	(291)	(293)
Acquisitions, net of cash acquired	(150)	—
Purchases and proceeds from sale or maturities of marketable securities and investments – net	414	(2)
Other investing activities	27	8

NET CASH USED IN INVESTING ACTIVITIES	—	(287)

Cash flows from financing activities:
Change in debt	(4)	574
Purchases of treasury stock	(886)	(1,708)
Proceeds from issuances of treasury stock pursuant to stock option and benefit plans	309	267
Dividends paid to shareholders	(652)	(566)
Other financing activities	79	34

NET CASH USED IN FINANCING ACTIVITIES	(1,154)	(1,399)

Effect of exchange rate changes on cash and cash equivalents	(32)	(33)

Net increase (decrease) in cash and cash equivalents	(106)	(627)
Cash and cash equivalents at beginning of year	1,897	2,581

Cash and cash equivalents at end of period	$1,791	$1,954

3M Company and Subsidiaries

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP MEASURES

(Dollars in millions)

(Unaudited)

	Three-months ended
	March 31,
Free Cash Flow	2015	2014

Net cash provided by operating activities	$1,080	$1,092
Purchases of property, plant and equipment	(291)	(293)

Free Cash Flow (c)	$789	$799

Free Cash Flow Conversion (c)	66%	66%

(c)               Free cash flow and free cash flow conversion are not defined under U.S. generally accepted accounting principles (GAAP). Therefore, they should not be considered a substitute for income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. The Company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The Company defines free cash flow conversion as free cash flow divided by net income attributable to 3M. The Company believes free cash flow and free cash flow conversion are useful measures of performance and uses these measures as an indication of the strength of the company and its ability to generate cash.

	March 31,	December 31,	March 31,
Net Debt	2015	2014	2014

Total Debt	$6,591	$6,837	$6,577
Less: Cash and Cash Equivalents and Marketable Securities	2,822	3,351	4,174

Net Debt (d)	$3,769	$3,486	$2,403

(d)              The Company defines net debt as total debt less the total of cash, cash equivalents and current and long-term marketable securities. 3M considers net debt and its components to be an important indicator of liquidity and a guiding measure of capital structure strategy. Net debt is not defined under U.S. GAAP and may not be computed the same as similarly titled measures used by other companies.

	March 31,	December 31,	March 31,
Working Capital Index	2015	2014	2014
Net Working Capital Turns (e)	4.8	5.0	4.7

(e)               The Company uses various working capital measures that place emphasis and focus on certain working capital assets and liabilities. 3M’s net working capital index is defined as quarterly net sales multiplied by four, divided by ending net accounts receivable plus inventory less accounts payable. This measure is not recognized under U.S. GAAP and may not be comparable to similarly titled measures used by other companies.

3M Company and Subsidiaries

SALES CHANGE ANALYSIS

(Unaudited)

	Three-months ended March 31, 2015
			Europe,
			Middle	Latin
Sales Change Analysis	United	Asia-	East and	America/	World-
By Geographic Area	States	Pacific	Africa	Canada	wide

Volume – organic	2.5%	5.4%	(1.2)%	(0.2)%	2.3%
Price	0.6	0.2	1.5	3.8	1.0
Organic local-currency sales	3.1	5.6	0.3	3.6	3.3
Acquisitions	0.4	—	—	—	0.1
Divestitures	(0.3)	(0.1)	—	(0.1)	(0.1)
Translation	—	(4.3)	(16.2)	(12.3)	(6.5)
Total sales change	3.2%	1.2%	(15.9)%	(8.8)%	(3.2)%

	Three-months ended March 31, 2015
	Organic
Worldwide	local-				Total
Sales Change Analysis	currency				sales
By Business Segment	sales	Acquisitions	Divestitures	Translation	change

Industrial	2.7%	—%	—%	(7.0)%	(4.3)%
Safety and Graphics	4.1%	—%	—%	(7.7)%	(3.6)%
Electronics and Energy	5.8%	—%	(0.9)%	(4.1)%	0.8%
Health Care	3.0%	0.7%	—%	(7.0)%	(3.3)%
Consumer	2.1%	—%	—%	(5.0)%	(2.9)%

3M Company and Subsidiaries

BUSINESS SEGMENTS

(Dollars in millions)

(Unaudited)

	Three-months ended
BUSINESS SEGMENT INFORMATION	March 31,
NET SALES	2015	2014

Industrial	$2,658	$2,776
Safety and Graphics	1,372	1,423
Electronics and Energy	1,322	1,311
Health Care	1,329	1,374
Consumer	1,048	1,079
Corporate and Unallocated	2	3
Elimination of Dual Credit	(153)	(135)

Total Company	$7,578	$7,831

	Three-months ended
BUSINESS SEGMENT INFORMATION	March 31,
OPERATING INCOME	2015	2014

Industrial	$598	$618
Safety and Graphics	335	318
Electronics and Energy	283	227
Health Care	408	427
Consumer	240	228
Corporate and Unallocated	(100)	(72)
Elimination of Dual Credit	(34)	(30)

Total Company	$1,730	$1,716

About 3M

At 3M, we apply science in collaborative ways to improve lives daily. With $32 billion in sales, our 90,000 employees connect with customers all around the world. Learn more about 3M’s creative solutions to the world’s problems at www.3M.com or on Twitter @3M or @3MNewsroom.

Investor Contacts:	Matt Ginter	Media Contact:	Lori Anderson
	3M		3M
	(651) 733-8206		(651) 733-0831

Bruce Jermeland
3M
(651) 733-1807

Mike Kronebusch
3M
(651) 733-1141

From:

3M Public Relations and Corporate Communications

3M Center, Building 225-1S-15

St. Paul, MN 55144-1000